Exhibit 99.1

ARIAD Presents Updated Phase 1/2 Data on AP26113 in Patients with Non-Small Cell Lung Cancer

Investor Conference Call on Saturday, September 28 at 9:00 a.m. ET

AMSTERDAM & CAMBRIDGE, Mass.--(BUSINESS WIRE)--September 28, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced updated clinical results on its investigational tyrosine kinase inhibitor (TKI), AP26113, in patients with advanced non-small cell lung cancer (NSCLC) from an ongoing Phase 1/2 trial. These study results show robust anti-tumor activity of AP26113 in patients with TKI-naïve and crizotinib-resistant anaplastic lymphoma kinase positive (ALK+) NSCLC, including in patients with brain metastases after crizotinib treatment. Crizotinib is the currently available first-generation ALK inhibitor.

The updated Phase 1/2 results are being presented this morning at the European Cancer Congress (the 38th ESMO, 32nd ESTRO, 17th ECCO conference) being held in Amsterdam.

Phase 1/2 Study Design

Patients enrolled in the Phase 1 portion of the trial had advanced solid tumors that were refractory to available therapies or had no standard or curative treatment available. The objectives of the Phase 1 portion of the trial were to characterize the safety and tolerability of AP26113, pharmacokinetics, and preliminary anti-tumor activity and to determine the recommended dose for further study of AP26113. The trial used an open-label, dose-escalating design. Anti-tumor activity was determined by serial CT scans using RECIST criteria. The study identified a recommended Phase 2 dose of 180 mg administered orally once daily.

The Phase 2 portion of the trial began in June 2013 and has enrolled 26 patients in the United States and Europe. This portion of the trial consists of five expansion cohorts: (1) ALK+ NSCLC treatment-naïve, (2) ALK+ NSCLC resistant to crizotinib, (3) epidermal growth factor receptor mutant (EGFRm) NSCLC resistant to one prior EGFR TKI with documented T790M secondary mutation, (4) cancers with AP26113 targets (including ALK, ROS1, and EGFR ineligible for Cohort 3), and (5) ALK+ NSCLC, either naïve or resistant to crizotinib, with active brain metastases.

Ninety-one patients have been enrolled in the study at seven dose levels (i.e., 30, 60, 90, 120, 180, 240 and 300 mg per day, administered orally). Fifty-four patients currently remain on study.

“The updated results from the on-going Phase 1/2 trial show that AP26113 continues to exhibit anti-tumor activity in patients with TKI-naïve and crizotinib-resistant ALK-positive NSCLC,” stated D. Ross Camidge, M.D., Ph.D. Associate Professor of Medicine at University of Colorado School of Medicine, the study’s presenter at ESMO. “Importantly, AP26113 is active in ALK-positive brain metastases, demonstrating responses of clinically meaningful duration.”

Key data from the study presented at ESMO include:

Safety and Tolerability

  Safety assessments show AP26113 to be generally well tolerated. The most common adverse events (AEs), regardless of treatment relationship and including all grades, were nausea (38%), fatigue (34%), and diarrhea (32%).
  Adverse events grade 3 or higher were uncommon. Treatment-related events occurring in two or more patients were dyspnea (4%), fatigue (3%), diarrhea (2%), hypoxia (2%), and pneumonitis (2%).
  In 3 out of 26 patients receiving 180 mg per day of AP26113 in the Phase 2 portion of the trial, early-onset pulmonary symptoms were observed after the first dose of AP26113. Similar events were observed at lower doses but less frequently and have not been observed at 90 mg per day or lower.
  To lessen the infrequent early pulmonary symptoms observed, the recommended Phase 2 dose of 180 mg per day is now preceded by dosing for 1 week at 90 mg per day, for all patients receiving AP26113.

ALK+ Patients

  Objective responses were observed in ALK+ NSCLC patients at the lowest dose tested (60 mg), and responses were observed in patients who were either naïve or resistant to crizotinib.
  Of the 34 ALK+ NSCLC patients evaluable for response, 22 (65%) demonstrated an objective response, including 21 partial responses (PR) and one complete response (CR). Of the three TKI-naïve NSCLC patients treated with AP26113, all demonstrated an objective response, including one CR.
  Objective response durations ranged from 8+ weeks to 40+ weeks. Of the 15 ALK+ NSCLC patients receiving treatment for at least 6 months, 12 (80%) remain on study. The “waterfall plot” analysis demonstrated tumor shrinkage in nearly all ALK+ patients.
  Of particular note, eight out of ten (80%) ALK+ NSCLC patients with pre-existing brain metastases had evidence of radiographic improvement in those metastases, and seven of these patients remain on study, with duration of central nervous system (CNS) benefit ranging from 8+ to 40+ weeks.

EGFR T790M Patients

  Of the 18 patients who had a history of a T790M secondary mutation, 12 were evaluable for response. Three T790M patients have been enrolled since June who met the rigorous eligibility criteria of having failed one prior EGFR TKI, documented T790M secondary mutation following disease progression on most recent EGFR TKI, and administration of AP26113 within 30 days of stopping the prior EGFR TKI. These three patients received 240 mg per day, and one patient was evaluable for response.
  Of the 12 evaluable patients with a history of a T790M secondary mutation, no objective responses have been observed to date; 5 (42%) demonstrated stable disease.

“These updated data reinforce our belief that AP26113 has the potential to be a compelling new treatment option for patients with ALK-positive lung cancer,” stated Frank G. Haluska, M.D., Ph.D., senior vice president of clinical research and development and chief medical officer at ARIAD. “We look forward to patient enrollment to begin shortly in the registration trial of AP26113 in ALK-positive NSCLC patients who are resistant to crizotinib.”

Investor Conference Call and Webcast

ARIAD will hold a conference call and webcast today, Saturday September 28, 2013, at 9:00 a.m. ET to review and discuss the data from the ongoing Phase 1/2 trial of AP26113. D. Ross Camidge, M.D., Ph.D. Associate Professor of Medicine at the University of Colorado School of Medicine, will join members of ARIAD’s management for the briefing from Amsterdam. This call will be webcast live and can be accessed by visiting the investor relations section of ARIAD’s website at: http://investor.ariad.com and clicking on the link to the AP26113 presentation webcast. The call can be accessed by dialing 1-877-280-4961 (domestic) or 857-244-7318 (international) five minutes prior to the start time and providing the pass code 44904784.

A replay of this investor event will be available on the ARIAD website approximately three hours after the presentation and will be archived for three weeks.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, statements relating to the updated clinical data for AP26113 and timing of patient enrollment in the registration trial of AP26113. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies, the costs associated with our research, development, manufacturing and other activities, the conduct, timing and results of pre-clinical and clinical studies of our product candidates, the adequacy of our capital resources and the availability of additional funding, and other factors detailed under the heading “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and any updates to those risk factors contained in our subsequent periodic and current reports filed with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors
Kendra Adams, 617-503-7028
Kendra.adams@ariad.com
or
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Jeffrey Krasner, 617-503-7390
Jeffrey.Krasner@ariad.com